Exhibit 99.1

News Release
General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Announces Second

Quarter 2016 Operating and Financial Results

Strong Operating and Financial Performance Underpins
Planned Increase in 2016 Upstream Capital Spending

HOUSTON--(GLOBE NEWSWIRE)--Aug. 8, 2016--Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced operating and financial results for the second quarter 2016.  Highlights include:

•

Sanchez Energy plans to increase its 2016 upstream capital spending by up to $50 million, to a range of between $250 million to $300 million, which positions the Company to be able to deliver total production growth of between 5% and 8% in 2017;

•	Total production of 5.1 million barrels of oil equivalent (“MMBoe”) during the second quarter 2016, up approximately 4% over the second quarter 2015;

•

Average production of approximately 55,900 barrels of oil equivalent per day (“Boe/d”), which exceeded the high end of the Company’s guidance of 48,000 to 52,000 Boe/d for the second quarter 2016 by over 7%;

•

Sanchez Energy’s development focus remains on Catarina, where the Company has met its 50 well annual drilling commitment for the period July 2015 through June 2016 and has banked 20 wells toward the 50 well annual drilling commitment for the period July 2016 through June 2017;

•	South-Central Catarina wells continue to exceed expectations, with the 30-day initial production rates of most recent wells, including the best well drilled to date at Catarina,

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averaging 1,600 to 1,900 Boe/d;

•

Average drilling and completion costs during the second quarter 2016 at Catarina and Cotulla were $3.3 million per well, with the Company’s best wells coming in below $3.0 million per well in both areas;

•

Revenues of approximately $111 million (exclusive of hedge settlements) were up approximately 39% when compared to the first quarter 2016 due to improvements in realized commodity prices during the second quarter 2016;

•

Commodity price realization during the second quarter 2016 includes natural gas liquids (“NGL”) realization of $14.47 per barrel, up from $8.91 per barrel in the first quarter 2016, after total production was impacted by 2,000 to 3,000 barrels per day (“Bbls/d”) as a result of significant ethane rejection;

•	Inclusive of hedge settlements, revenues totaled approximately $146 million during the second quarter 2016;

•	Adjusted EBITDA (a non-GAAP financial measure) of approximately $79.6 million, up approximately 23% when compared to the first quarter 2016;

•

Total liquidity of approximately $624 million as of June 30, 2016, which consisted of $324 million in cash and cash equivalents and an undrawn bank credit facility with an elected commitment amount of $300 million; and

•

The planned increase in capital spending is expected to be largely offset by the Company’s July 2016 sale of its interest in Carnero Gathering, LLC (“Carnero Gathering”), a joint venture that is 50% owned by Targa Resources Corp. (“Targa”), to Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP”) for approximately $44 million in total consideration (the “Carnero Gathering Transaction”).

MANAGEMENT COMMENTS

“We are encouraged by our strong operating and financial results in the first half of 2016,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “As previously reported, we achieved excellent production results in the second quarter 2016, exceeding the high end of our guidance by over 7%.  Process improvements and efficiency gains continue to drive our operating

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performance, with several wells coming in below $3.0 million.  This combination of strong production and lower costs has allowed us to achieve positive returns on our capital program, which provides us with a key competitive advantage in responding to current industry conditions.”

“Our development focus remains on Catarina and further delineation of the South-Central region of the lease as results in this region, including the exceptional results from the E33 Pad that we reported in July 2016, continue to meet or exceed our expectations.  The E33 Pad consisted of four wells that had average 30-day initial production rates that ranged from 1,600 to 1,900 Boe/d, representing some of the most productive results drilled at Catarina to date.  We continue to test northern extensions in South-Central Catarina and remain impressed with this area of the lease.  As of June 30, 2016, we successfully completed our 50 well annual drilling commitment at Catarina for the period July 2015 through June 2016 and banked 20 wells toward the 50 well annual drilling commitment for the period July 2016 through June 2017.”

“The Company’s operating performance is evident in our financial results for the second quarter 2016, and our Adjusted EBITDA -- at approximately $79.6 million during the quarter – was up approximately 23% when compared to the first quarter 2016.  Financial performance resulted in total liquidity, including availability under our undrawn credit facility, of approximately $624 million at the end of the quarter.  On July 5, 2016, we closed the Carnero Gathering Transaction with SPP for total consideration of $44 million, which further enhanced our strong liquidity position.”

“Given our current liquidity and stronger than expected operating and financial performance in the first half of the year, we plan to increase our 2016 upstream capital spending by up to $50 million, to a range of between $250 million to $300 million, with the majority of the incremental spending planned for the fourth quarter 2016.  The planned increase in our upstream capital spending is largely offset by the total consideration received in the Carnero Gathering Transaction, which consisted of an initial payment from SPP of approximately $37 million and about $7.4 million in capital commitment savings related to Carnero Gathering.  At our updated level of upstream capital spending, we anticipate that the Company will be able to maintain relatively flat production in 2016 while maintaining a significant cash balance and financial flexibility as we head into next year.  While not expected to have a significant impact on 2016 production, this positions the Company to be able to deliver total production growth of between 5% and 8% in 2017, depending upon the amount of Catarina production being processed in ethane rejection.  Our decision to

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process Catarina gas in ethane rejection is based off the economic impact on our entire hydrocarbon net back.  We expect this year’s capital spending increase to have an even more meaningful impact on 2018 production.”

OPERATIONS UPDATE

The Company’s Eagle Ford development plan remains primarily focused on Catarina, where the Company is currently running three rigs and expects to drop to two rigs during the fourth quarter 2016.  Second quarter 2016 development activity was primarily focused in South-Central Catarina, where the Company has realized some of the best production results on the lease.  South-Central Catarina well results continue to trend above expectations, with recent results from the E33 Pad currently tracking estimated ultimate recoveries (“EURs”) about 20% to 30% above the Company’s original guidance of approximately 1,100 thousand barrels of oil equivalent (“MBoe”).

Drilling and completion costs in the second quarter 2016 averaged approximately $3.3 million per well at Catarina and $3.3 million per well at Cotulla, with the Company’s best wells coming in below $3.0 million per well in both areas.  As of June 30, 2016, the Company had 657 gross (539 net) producing wells with 16 gross (14.5 net) wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/ Undergoing Completion
Catarina	311	6
Marquis	103	—
Cotulla / Wycross	153	7
Palmetto	76	3
TMS / Other	14	—
Total	657	16

PRODUCTION VOLUMES, AVERAGE SALES PRICES, AND OPERATING COSTS PER BOE

The Company’s production mix during the second quarter 2016 consisted of approximately 32% oil, 30% NGL, and 38% natural gas.  By asset area, Catarina, Marquis, Cotulla, and

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Palmetto/Other comprised approximately 82%, 5%, 10%, and 3%, respectively, of the Company’s total second quarter 2016 production volumes.

Revenues of approximately $111 million (exclusive of hedge settlements) were up approximately 39% when compared to the first quarter 2016 due to improvements in realized commodity prices during the second quarter 2016.  Commodity price realization during the second quarter 2016 included NGL realization of $14.47 per barrel, up from $8.91 per barrel in the first quarter 2016, after total production was impacted by 2,000 to 3,000 Bbls/d as a result of significant ethane rejection.  Revenue, inclusive of realized hedge gains, for the three months ended June 30, 2016 totaled approximately $146 million, an increase of approximately 10% when compared to the prior quarter.  The effect of the decrease in commodity prices was partially offset by higher production due to better well performance and efficiency gains across the portfolio.

Production, average sales prices, and operating costs and expenses per barrel of oil equivalent (“Boe”) for the second quarter 2016 are summarized in the tables that follow:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net Production:
Oil (MBbl)	1,635	1,917	3,274	3,701
Natural gas liquids (MBbl)	1,519	1,467	3,208	2,588
Natural gas (MMcf)	11,602	9,135	22,497	16,127
Total oil equivalent (MBoe)	5,087	4,907	10,231	8,977

Average Sales Price Excluding Derivatives(1):
Oil ($ per Bbl)	$40.25	$51.90	$33.13	$47.30
Natural gas liquids ($ per Bbl)	$14.47	$12.06	$11.54	$12.19
Natural gas ($ per Mcf)	$2.00	$2.62	$2.01	$2.80
Oil equivalent ($ per Boe)	$21.82	$28.76	$18.65	$28.04

Average Sales Price Including Derivatives(2):
Oil ($ per Bbl)	$54.88	$63.75	$53.79	$60.66
Natural gas liquids ($ per Bbl)	$14.47	$12.06	$11.54	$12.19
Natural gas ($ per Mcf)	$2.93	$3.21	$2.91	$3.3
Oil equivalent ($ per Boe)	$28.64	$34.50	$27.24	$34.45

Average unit costs per Boe:
Oil and natural gas production expenses	$8.83	$7.27	$8.76	$7.78
Production and ad valorem taxes	$1.22	$1.69	$0.99	$1.89
General and administrative (3)	$2.77	$2.87	$2.96	$3.10
Depreciation, depletion, amortization and accretion	$8.52	$21.34	$8.83	$23.10
Impairment of oil and natural gas properties	$17.18	$95.56	$10.70	$101.41

(1)	Excludes the impact of derivative instrument settlements.
(2)	Includes the impact of derivative instrument settlements.
(3)	Excludes stock based compensation.

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UPDATED 2016 GUIDANCE

Recent well results, coupled with an uptick in commodity pricing, have driven returns to levels that the Company believes justify increased activity.  As a result, the Company has increased its initial 2016 upstream capital spending guidance of $200 million to $250 million, originally published in January 2016, by $50 million to $250 million to $300 million.  The majority of the incremental spending is planned for the fourth quarter 2016.  At this level of capital spending, the Company anticipates it will be able to maintain relatively flat production in 2016 while maintaining a significant cash balance and financial flexibility heading into 2017.

Second quarter 2016 results and updated third quarter and full year 2016 guidance are summarized in the table that follows:

	Actuals	Guidance(1)
	2Q 2016	3Q 2016	FY 2016
Production Volumes:
Oil (Bbls/d)	17,967	16,500 - 17,160	16,000 - 17,333
NGLs (Bbls/d)	16,692	14,000 - 14,560	16,000 - 17,333
Natural Gas (Mcf/d)	127,495	117,000 - 121,680	96,000 - 104,000
Barrel of Oil Equivalent (Boe/d)	55,908	50,000 - 52,000	48,000 - 52,000

Operating Costs & Expenses :
Cash Production Expense ($/Boe)(2)	$9.56	$8.75 - $9.75	$8.75 - $9.75
Non-Cash Production Expense ($/Boe)	$0.73	$0.80 - $0.90	$0.80 - $0.90
Production & Ad Valorem Taxes (% of O&G Revenue)	6%	5% - 6%	5% - 6%
Cash G&A ($/Boe)(3)	$2.77	$2.75 - $3.25	$2.75 - $3.25
DD&A Expense ($/Boe)	$8.52
Interest Expense ($MM)	$31.8	$30	$120
Preferred Dividend ($MM)(4)	$4.0	$4	$16

(1)	Assumes each quarter is operated in ethane rejection
(2)

Cash Production Expense guidance only relates to production expenses reported on the cash flow statement and does not include the effect from the deferred gain related to the Western Catarina Midstream Divestiture.

(3)	Excludes stock based compensation.
(4)	Paid in common equity for the quarter ended June 30, 2016.

Additional detail concerning the Company’s updated 2016 capital program can be found in an updated investor presentation that has been uploaded to the Investors section of the Company’s website (provided below).

CAPITAL EXPENDITURES

Capital expenditures incurred during the second quarter 2016 related to upstream activities, including accruals, totaled approximately $44.7 million.  With respect to midstream activities, the Company incurred approximately $12.8 million of capital expenditures in the second quarter 2016

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related to the Targa joint ventures.  The Company expects capital expenditures totaling approximately $45 million during the remainder of 2016 and early 2017 related to the Targa joint venture to construct a new cryogenic natural gas processing plant in South Texas.

FINANCIAL RESULTS

On a GAAP basis, the Company reported a net loss attributable to common stockholders of $186.9 million for the second quarter 2016, which includes a non-cash after tax impairment charge of $87.4 million and a non-cash mark-to-market loss on the value of the Company’s hedge portfolio of $93.5 million.

The Company reported Adjusted EBITDA of approximately $79.6 million and Adjusted Net Income (Loss) of $0.6 million for the second quarter 2016, which compares to Adjusted Net Income (Loss) of $(24.4) million reported in the second quarter 2015.  Adjusted EBITDA and Adjusted Net Income (Loss) are non-GAAP financial measures defined in the tables included with today’s news release.

HEDGING UPDATE

In July 2016, the Company hedged an additional 6,190,000 million British Thermal Units (“MMBtu”) of its 2017 natural gas production, in variable quantities that range from 2,500 MMBtu per day to 27,500 MMBtu per day, at a fixed price of $3.10 per MMBtu. This brings the Company’s current total hedged position to 18,000 Bbls/d of oil and 99,153 MMbtu per day (“MMBtu/d”) of natural gas in 2016, 6,000 to 7,000 Bbls/d of oil and 93,521 MMbtu/d of natural gas in 2017, 40,000 to 50,000 MMbtu/d of natural gas in 2018 and 20,000 MMbtu/d of natural gas in 2019.

LIQUIDITY AND CREDIT FACILITY

The Company had liquidity of approximately $624 million as of June 30, 2016, which consisted of $324 million in cash and cash equivalents and an undrawn bank credit facility with an elected commitment amount of $300 million and a borrowing base of $350 million.  The Company’s elected commitment amount on the bank credit facility is expected to remain at $300 million until the next semi-annual redetermination of the borrowing base by the lenders, which is anticipated in the fourth quarter 2016.

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SHARE COUNT

As of June 30, 2016, the Company had 65.5 million total common shares outstanding.  Assuming all Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock were converted, total outstanding common shares as of June 30, 2016 would have been 78.0 million.  For the three months ended June 30, 2016, the weighted average number of unrestricted common shares used to calculate net loss attributable to common stockholders per common share, basic and diluted, which are determined in accordance with GAAP, was 58.4 million.

CONFERENCE CALL

Sanchez Energy will host a conference call for investors on Monday, Aug. 8, 2016, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time).  Interested investors can listen to the call by visiting our website (provided below) or via webcast, both live and rebroadcast, over the Internet at: http://edge.media-server.com/m/p/abmg8gwy/lan/en.

UPDATED INVESTOR PRESENTATION

An updated investor presentation has been uploaded to the Investors section of the Company’s website (provided below).

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the horizontal development of significant resource potential from the Eagle Ford Shale in South Texas, where we have assembled over 200,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website: www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future

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are forward-looking statements, including statements relating to estimates of our future production, revenues, well cost reductions, operational and commercial benefits of the Targa joint venture, capital expenditures regarding the Targa joint venture, our strategy and plans, our view of the market, our well drilling plans, and our capital plans for the remainder of 2016 and beyond.  These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of acquired assets to produce as anticipated, failure or delays on the part of our joint venture partners, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy's Quarterly Reports on Form 10-Q.  Further information on such assumptions, risks and uncertainties is available in Sanchez Energy's filings with the U.S. Securities and Exchange Commission (the "SEC").  Sanchez Energy's filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC's website at www.sec.gov.  In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy's forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue

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reliance on any of Sanchez Energy's forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY CONTACT:

Garrick (Rick) Hill

Interim Chief Financial Officer

(877) 847-0009

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SANCHEZ ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
REVENUES:
Oil sales	$65,786	$99,498	$108,468	$175,022
Natural gas liquid sales	21,979	17,694	37,024	31,547
Natural gas sales	23,203	23,936	45,292	45,152
Total revenues	110,968	141,128	190,784	251,721
OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	44,919	35,658	89,612	69,821
Production and ad valorem taxes	6,188	8,303	10,131	16,973
Depreciation, depletion, amortization and accretion	43,342	104,717	90,308	207,374
Impairment of oil and natural gas properties	87,380	468,922	109,464	910,372
General and administrative (inclusive of stock-based compensation expense of $9,877 and $7,875, respectively, for the three months ended June 30, 2016 and 2015, and $13,222 and $15,568, respectively, for the six months ended June 30, 2016 and 2015)	23,983	21,962	43,463	43,439
Total operating costs and expenses	205,812	639,562	342,978	1,247,979
Operating loss	(94,844)	(498,434)	(152,194)	(996,258)
Other income (expense):
Interest income and other (expense)	369	773	281	(1,051)
Interest expense	(31,822)	(31,500)	(63,428)	(63,058)
Earnings from equity investments	2,179	—	2,691	—
Net gains (losses) on commodity derivatives	(58,750)	(33,749)	(35,993)	7,554
Total other income (expense)	(88,024)	(64,476)	(96,449)	(56,555)
Loss before income taxes	(182,868)	(562,910)	(248,643)	(1,052,813)
Income tax expense	—	—	—	7,442
Net loss	(182,868)	(562,910)	(248,643)	(1,060,255)
Less:
Preferred stock dividends	(3,987)	(3,991)	(7,974)	(7,982)
Net income allocable to participating securities	—	—	—	—
Net loss attributable to common stockholders	$(186,855)	$(566,901)	$(256,617)	$(1,068,237)

Net loss per common share - basic and diluted	$(3.20)	$(9.91)	$(4.38)	$(18.74)
Weighted average number of shares used to calculate net loss attributable to common stockholders - basic and diluted	58,413	57,184	58,575	56,996

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SANCHEZ ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$324,399	$435,048
Oil and natural gas receivables	39,191	30,668
Joint interest billings receivables	703	1,259
Accounts receivable - related entities	3,206	3,697
Fair value of derivative instruments	54,266	172,494
Other current assets	16,930	23,452
Total current assets	438,695	666,618
Oil and natural gas properties, at cost, using the full cost method:
Unproved oil and natural gas properties	247,505	253,529
Proved oil and natural gas properties	3,071,240	2,914,867
Total oil and natural gas properties	3,318,745	3,168,396
Less: Accumulated depreciation, depletion, amortization and impairment	(2,610,137)	(2,412,293)
Total oil and natural gas properties, net	708,608	756,103

Other assets:
Fair value of derivative instruments	201	5,789
Investments	70,629	49,985
Other assets	22,404	22,809
Total assets	$1,240,537	$1,501,304
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,937	$4,184
Accounts payable - related entities	—	—
Other payables	1,830	2,004
Accrued liabilities:	—
Capital expenditures	28,604	51,983
Other	78,442	69,974
Deferred premium liability	14,353	24,548
Fair value of derivative instruments	7,377	—
Other current liabilities	16,977	14,813
Total current liabilities	150,520	167,506
Long term debt
Long term debt, net of premium, discount and debt issuance costs	1,708,500	1,705,927
Asset retirement obligations	27,792	25,907
Fair value of derivative instruments	4,885	—
Other liabilities	52,032	58,133
Total liabilities	1,943,729	1,957,473
Commitments and contingencies (Note 16)
Stockholders' equity:
Preferred stock ($0.01 par value, 15,000,000 shares authorized; 1,838,985 shares issued and outstanding as of June 30, 2016 and December 31, 2015 of 4.875% Convertible Perpetual Preferred Stock, Series A; 3,527,830 shares issued and outstanding as of June 30, 2016 and December 31, 2015 of 6.500% Convertible Perpetual Preferred Stock, Series B)	53	53
Common stock ($0.01 par value, 150,000,000 shares authorized; 65,452,662 shares issued and outstanding as of June 30, 2016 and 61,928,089 shares issued and outstanding as of December 31, 2015)	658	619
Additional paid-in capital	1,089,068	1,079,513
Accumulated deficit	(1,792,971)	(1,536,354)
Total stockholders' deficit	(703,192)	(456,169)
Total liabilities and stockholders' deficit	$1,240,537	$1,501,304

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted EBITDA

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net loss	$(182,868)	$(562,910)	$(248,643)	$(1,060,255)
Plus:
Interest expense	31,822	31,500	63,428	63,058
Net gains (losses) on commodity derivative contracts	58,750	33,749	35,993	(7,554)
Net settlements received on commodity derivative contracts (1)	34,720	28,138	87,878	57,493
Depreciation, depletion, amortization and accretion	43,342	104,717	90,308	207,374
Impairment of oil and natural gas properties	87,380	468,923	109,464	910,372
Stock-based compensation expense	9,877	7,875	13,222	15,569
Acquisition and divestiture costs included in general and administrative	422	—	422	—
Write off of joint venture receivable, non-recurring	—	—	—	2,251
Income tax expense	—	—	—	7,442
Less:
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,703)	—	(7,406)	—
Interest income	(158)	(91)	(484)	(184)
Adjusted EBITDA	$79,584	$111,901	$144,182	$195,566

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted Net Income

We present adjusted net income (loss) attributable to common stockholders (“Adjusted Net Income (Loss)”) in addition to our reported net income (loss) in accordance with U.S. GAAP. This information is provided because management believes exclusion of the impact of the items included in our definition of Adjusted Net Income (Loss) below will help investors compare results between periods, identify operating trends that could otherwise be masked by these items and highlight the impact that commodity price volatility has on our results.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$(182,868)	$(562,910)	$(248,643)	$(1,060,255)
Less: Preferred stock dividends	(3,987)	(3,991)	(7,974)	(7,982)
Net loss attributable to common shares and participating securities	(186,855)	(566,901)	(256,617)	(1,068,237)
Plus:
Non-cash preferred stock dividends associated with conversion	—	—	—	—
Non-cash write off of joint venture receivables	—	—	—	2,251
Net losses (gains) on commodity derivatives contracts	58,750	33,749	35,993	(7,554)
Net settlements received (paid) on commodity derivative contracts (1)	34,720	28,138	87,878	57,493
Premiums on commodity derivative contracts (1)	—	—	—	—
Impairment of oil and natural gas properties	87,380	468,922	109,464	910,372
Stock-based compensation expense	9,877	7,875	13,222	15,569
Acquisition and divestiture costs included in general and administrative	422	—	422	—
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,703)	—	(7,406)	—
Tax impact of adjustments to net loss (2)	—	3,808	—	10,450
Adjusted net income (loss)	591	(24,409)	(17,045)	(79,656)
Adjusted net income (loss) allocable to participating securities (3)	—	—	—	—
Adjusted net income (loss) attributable to common stockholders	$590	$(24,409)	$(17,045)	$(79,656)

Weighted average number of shares used to calculate net income (loss) attributable to common stockholders - basic and diluted	58,413	57,184	58,575	56,996

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

(2)	The tax impact is computed by utilizing the Company’s effective tax rate on the adjustments to reconcile net income (loss) to adjusted net income (loss).
(3)	The Company's restricted shares of common stock are participating securities.

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